EX-99.1 2 global8_99.1_2011-06-28.htm PRESS RELEASE DATED JUNE 28, 2011

Exhibit 99.1 Press Release dated June 28, 2011, announcing profit participation agreement with Wheatware USA

Source: Global 8 Environmental Technologies, Inc.

Global 8 Environmental Technologies, Inc.
Announces Profit Participation Agreement with Wheatware USA

(3BL Media / theCSRfeed) San Diego, CA - June 28, 2011- Environmental firm Global 8 Environmental Technologies, Inc. (GBLE) has signed an agreement with Wheatware USA, Inc. to share profits from sales of Wheatware's compostable products. This marks Global 8's entry into the 'Zero Waste' compostable food service market, with potential sales to fast food restaurants, coffee houses and cafeterias throughout the world. With Wheatware, surplus crops become products which can be recovered for remanufacturing or for zero-waste on-site composting, reducing pressure on landfills. Wheatware benefits from the alliance by increasing its ability to expand future production capacity and to expand its product lines.

Wheatware USA is an established leader in the development and production of innovative compostable bioresins and products from wheat. With over 33 product designs, including their patented flatware and chopsticks, millions of their products have been used throughout the world since 2003. Wheatware bioresins have been extensively tested over the years, ensuring that they meet ASTM D6400-04 compostabilty standards. Products up to 3/4 inch thick will biodegrade in composting facilities within 90 days. Tests of Wheatware bioresins have shown that they are also non-toxic to plants and algae, and are allergen-free. Wheatware utilizes a trade secret manufacturing technology, and owns U.S. patents on its flatware products, as well as over 40 patents internationally for their chopsticks.

Wheatware USA, with offices and manufacturing facilities in Grand Island, Nebraska, offers products for various industries including food service, toy, music and housewares. Its music products, such as guitar picks, drumsticks and maracas, are sold in over 550 music stores in 49 states. A first mover in bioresins, Wheatware has been featured as a Modern Marvel on the History Channel, and on CNN-Headline News. Publications such as Scientific American, Fox News, Treehugger, The Huffington Post and others have carried stories about Wheatware's unique capabilities. Wheatware's products have 'greened up' Hollywood events such as the Emmys, Oscars and Grammys, as well as the NAACP Image Awards and global projects such as the seven-continent 'Live Earth Concerts. Wheatware's 2011 proprietary food-grade bioresin formulation holds the potential for the production of forks, spoons and knives at a price point equal to or below that of conventional plastic.

Consumers purchase billions of pieces of disposable flatware each month in the USA, and over 70 billion pairs of chopsticks annually worldwide. In an effort to help fulfill the growing market demand for zero-waste products, Wheatware USA is about to announce a new generation of bioresins that are more affordable, more durable, stronger, and can withstand the high temperatures of dishwashers - characteristics that are ideal for reusable cutlery and chopsticks.

Global demand for disposable wood chopsticks requires the cutting down of over 25 million trees annually, adding to the problem of deforestation. Efforts to reduce environmental destruction, including higher taxes on chopsticks in China and a "bring your own chopsticks" campaign in Japan, have added to the attractiveness of sustainable alternatives, such as substitution with bamboo chopsticks. In Taiwan, however, where five billion pairs of chopsticks are sold annually, health groups have documented health risks due to unsanitary manufacturing processes, reducing the attractiveness and competitiveness of bamboo. Wheatware's chopsticks carry none of these risks and represent a safe, attractive and truly sustainable alternative to wood.

About Global 8 Environmental Technologies Inc.

Global 8 Environmental Technologiesis a publicly traded company (GBLE) that is committed to healing our damaged planet and creating sustainable solutions. Through equity positions, consulting, and joint ventures with environmental companies all over the world, we advance the state of the art in green technology. The company focuses on proprietary technology providing economically positive products and services that increase our society's ability to be environmentally and economically sustainable.

For more information about Global 8 Environmental Technologies, please visit our website at www.g8et.com or contact Jeff Hallman at (888) 295-1092

Statements made in this press release that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends, " "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.